Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3, dated as of February 19, 2007 (this “Amendment No. 3”), to the Rights Agreement, dated as of August 2, 2002 (as amended, the “Rights Agreement”), between XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, as successor rights agent to Equiserve Trust Company, N.A. (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof; and

WHEREAS, Sirius Satellite Radio Inc., a Delaware corporation (“Sirius”), Vernon Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Sirius (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger, dated as of February 19, 2007, (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving that merger; and

WHEREAS, at a special meeting of the Board of Directors of the Company (the “Board”) held on February 19, 2007, the Board approved this Amendment No. 3 in the manner set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth in the Rights Agreement and this Amendment No. 3, the parties agree as follows:

1.	Amendment to Definition of “Acquiring Person.” Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: “Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Sirius Satellite Radio Inc., a Delaware corporation, (“Sirius”), its Subsidiaries, Affiliates or Associates, including Vernon Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Sirius (“Merger Sub”), is, nor shall any of them be deemed to be, an Acquiring Person by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Sirius, Merger Sub and the Company (the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement), or (iii) any other transaction contemplated by the Merger Agreement, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective.”

2.

Amendment to Definition of “Distribution Date.” Section 1(j) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

3.	Amendment to Definition of “Section 11(a)(ii) Event.” Section 1(aa) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

4.	Amendment to Definition of “ Section 13 Event.” Section 1(bb) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, a Section 13 Event shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

5.	Amendment to Definition of “Stock Acquisition Date.” Section 1(ff) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

6.	Amendment to Definition of “Triggering Event.” Section 1(hh) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, a Triggering Event shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

7.	Amendment to Section (3)(a). Section 3(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: “Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur or be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

8.	Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

9.	Amendment to Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following proviso at the end of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 13(a) as a result of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.”

10.	Addition of new Section 36. A new Section 36 is hereby added reading in its entirety as follows: “This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement). The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time (as defined in the Merger Agreement), which notice shall specify (i) that the Effective Time (as defined in the Merger Agreement) has occurred, and (ii) the date upon which this Agreement and the Rights established hereby were terminated.”

11.	Termination of Merger Agreement. If for any reason the Merger Agreement is terminated and the Merger is abandoned, then this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment No. 3.

12.	Definitions. Terms not otherwise defined in this Amendment No. 3 shall have the meaning ascribed to such terms as in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment No. 3.

13.	Governing Law. This Amendment No. 3 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws; provided, however, that all provisions of this Amendment No. 3 regarding the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York.

14.	Counterparts. This Amendment No. 3 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

15.	Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 3 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

16.	Effectiveness. This Amendment No. 3 shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

17.	Severability. If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph M. Titlebaum
Name:	Joseph M. Titlebaum
Title:	General Counsel

COMPUTERSHARE INVESTOR SERVICES, LLC, as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Director

4